Exhibit 15.1

Our refYCU/688185-000001/25837433v1

Direct tel +852 3690 7529

Email Charmaine.Chow@maples.com

Weibo Corporation

8/F, QIHAO Plaza, No. 8 Xinyuan S. Road
Chaoyang District, Beijing 100027
People’s Republic of China

27 April 2023

Dear Sirs,

Weibo Corporation

We have acted as legal advisers as to the laws of the Cayman Islands to Weibo Corporation, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2022 (the “Annual Report”).

We hereby consent to the reference to our firm under the headings  “Item 5.A Operating Results—Taxation” and “Item 10.B. Additional Information—Memorandum and Articles of Association” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-199022) that was filed on 30 September 2014, pertaining to the Company’s 2010 Share Incentive Plan and 2014 Share Incentive Plan and the Company’s registration statement on Form S-8 (File No. No. 333-228525) pertaining to the Company’s 2014 Share Incentive Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/Maples and Calder (Hong Kong) LLP